As filed with the Securities and Exchange Commission on December 4, 2001

Registration No. 333-53338

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ISCO INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-3688459
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

451 Kingston Court
Mt. Prospect, Illinois 60056
(847) 391-9400
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Dr. George Calhoun
Chief Executive Officer
ISCO International, Inc.
451 Kingston Court
Mt. Prospect, Illinois 60056
(847) 391-9400
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

COPIES TO:

Barry M. Abelson, Esquire	Michael P. Gallagher, Esquire
Pepper Hamilton LLP	Pepper Hamilton LLP
3000 Two Logan Square	1235 Westlakes Drive
Eighteenth and Arch Streets	Suite 400
Philadelphia, Pennsylvania	Berwyn, Pennsylvania 19312
19103-2799	(610) 640-7800
(215) 981-4000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

SUMMARY OF THE OFFERING
Questions and Answers About This Rights Offering
RISK FACTORS
RISKS RELATED TO OUR BUSINESS
RISKS RELATED TO THIS OFFERING
RISKS RELATED TO OUR COMMON STOCK
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHO WE ARE
RECENT DEVELOPMENTS
SUMMARY HISTORICAL FINANCIAL DATA
THE RIGHTS OFFERING
USE OF PROCEEDS
DETERMINATION OF SUBSCRIPTION PRICE
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
DILUTION
DESCRIPTION OF SECURITIES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Form of Subscrip. Warrant to Subscrib for Shares
Consent to Grant Thornton LLP
Consent of Ernst & Young LLP
Form of Instructions
Form of Notice of Guaranteed Delivery
Form of Letter to Stockholders of Record
Form of Letter from Brokers or Other Nominees
Form of Instructions by Beneficial Owners
Form of Letter to Dealers and Other Nominees

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities, or accept any offer to buy these securities, until the registration statement we have filed with the Securities and Exchange Commission becomes effective and we deliver this prospectus to you in final form.

Subject to Completion, dated December 4, 2001

Preliminary Prospectus

Rights Offering of ____ Shares of Common Stock
at  $          per Share

•	If you held our common stock on , 2001, we granted you a subscription right to purchase additional shares of common stock. You will receive rights for every share of common stock you held on that date. Each subscription right entitles you to purchase one share of common stock at a subscription price of $ per share.

•	If you fully exercise your rights and other stockholders do not fully exercise their rights, you will be able to exercise an oversubscription privilege to purchase additional shares at the same subscription price up to a maximum number of shares equal to twice the number of shares purchased under the basic subscription privilege.

•	The rights are exercisable beginning on the date of this prospectus and expire on , 2002, at 5 p.m., New York City time. We have the option of extending the offering beyond this date. Please see pages 22-25 for instructions on submitting subscriptions.

•	The subscription rights are non-transferable.

•	We are conducting this offering to raise needed capital for our company. Without this capital, we may not be able to continue to fund our operations at their current level. We are also conducting this offering in order to prevent triggering an “Event of Default” under three secured promissory notes in the aggregate principal amount of $9.425 million. The notes will be in default if we do not raise at least $15 million in a rights offering before March 5, 2002. We issued these notes to two of our principal stockholders who, together with their respective affiliates, beneficially own approximately 66% of our outstanding common stock.

•	Our common stock is listed on the over-the-counter bulletin board under the symbol “ISCO”. On November 30, 2001, the reported last sale price of our common stock on the over-the-counter bulletin board was $0.84 per share.

Proceeds to
	Price	Company

Per Share Total	$ $	$ $

        The actual proceeds will depend on the extent to which the subscription privilege and the oversubscription privilege are exercised. There is no minimum number of shares that we must sell in order to complete this offering.

Subscription Agent: LaSalle Bank N.A.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE YOU DECIDE TO INVEST.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this Prospectus is                    , 2001.

        We have not authorized any person to give you information that differs from the information in this prospectus. You should rely solely on the information contained in this prospectus. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, even if the prospectus is delivered to you after the prospectus date, or you buy our common stock after the prospectus date.

SUMMARY OF THE OFFERING

        This section answers in summary form some questions you may have about us and this rights offering. The information in this section is not complete and does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “Where You Can Find More Information.”

Questions and Answers About This Rights Offering

Q.	What is a right?

A.	Rights give our stockholders the right to purchase additional shares of our common stock for $[ ] per share. On November 30, 2001, the closing price for our common stock on the over-the-counter bulletin board was $0.84 per share.

You are receiving [ ] rights for each share of common stock that you owned as of the close of business on [ ], 2001, the record date for this offering. Each right entitles you to purchase shares under a basic subscription privilege and an oversubscription privilege, as we explain below.

Q.	Why are we offering the rights?

A.	We are conducting this offering to raise needed capital for our operations. Without this capital, we may not be able to continue to fund our operations at their current level. We are also conducting this offering in order to prevent triggering an “Event of Default” under three secured promissory notes in the aggregate principal amount of $9.425 million. The notes will be in default if we do not raise at least $15 million in a rights offering before March 5, 2002. We issued these notes to two of our principal stockholders who, together with their respective affiliates, beneficially own approximately 66% of our outstanding common stock. We chose this rights offering over other financing alternatives to provide all stockholders with the opportunity to participate in the issue of the shares of common stock on a pro rata basis. If this rights offering is fully subscribed, we would receive $20,000,000 (before fees and expenses of this offering), and we would expect that our capital requirements will be met for approximately 1 year from the date of the completion of this offering. If each of the principal stockholders exercise its basic subscription privilege in full, we expect to receive at least $13.1 million in this offering.

We will use the net proceeds of this offering for general corporate purposes, including repaying existing debt. See “Use of Proceeds.”

Q.	What is the basic subscription privilege?

A.	By exercising your rights, you may purchase [ ] share of common stock for every right issued to you, at the subscription price of $[ ] per share. For example, if you owned 100 shares of common stock on the record date, you have the right to purchase [ ] shares of common stock at $[ ] per share. This is your “basic subscription privilege.”

Q.	What is the oversubscription privilege?

A.	The oversubscription privilege entitles you to subscribe to additional shares of our common stock at the same price per share up to a maximum number of shares equal to twice the number of shares purchased under the basic subscription privilege, subject to the following conditions:

•	You must exercise the oversubscription privilege at the same time you exercise your basic subscription privilege;

•	You must exercise your basic subscription privilege in full;

•	In exercising your oversubscription privilege, you pay the full subscription price for all of the shares you are electing to purchase; and

•	Other stockholders receiving rights do not elect to purchase all of the shares offered under their basic subscription privilege.

If oversubscription requests exceed shares available, we will allocate the available shares pro rata among our stockholders that oversubscribed based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege.

Q.	Is their a minimum I must subscribe for?

A.	No. There is no minimum you must subscribe.

Q.	Will I receive fractional rights or shares?

A.	No. We are not issuing fractional rights or shares. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole right. As a result, our stockholders of record that held fewer than [ ] shares of common stock as of the record date may not be receiving rights.

Q.	Has the Board of Directors made a recommendation regarding this offering?

A.	No. While our Board of Directors has authorized us to commence this offering, our Board makes no recommendation to you about whether you should exercise any rights.

Q.	How soon must stockholders act?

A.	The rights may be exercised beginning on the date of this prospectus and expire on [ ], 2002, at 5:00 p.m., New York City time. The subscription agent must actually receive all required documents and payments before that date and time. Although we have the option of extending the expiration date, we currently do not intend to do so.

Q.	May I transfer my rights?

A.	No. The rights may be exercised only by the person to whom they are issued.

Q.	Am I required to subscribe in this rights offering?

A.	No. You are not required to exercise any rights, purchase any shares, or otherwise take any action in response to this rights offering.

Q.	What will happen if I do not exercise my rights?

A.	If you do not exercise any rights, the number of shares you own will not change, but your percentage ownership of our company will decline following this rights offering if any other stockholders exercise their rights.

Q.	Is exercising my subscription rights risky?

A.	The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 5.

Q.	May I change or cancel my exercise of rights after I send in the required forms?

A.	No. Once you send in your subscription warrant and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $[ ] per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $[ ] per share. See “The Rights Offering — No Revocation.”

Q.	Will my money be returned if this rights offering is cancelled?

A.	We may cancel or terminate this rights offering at any time prior to the expiration date. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

Q.	What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, dealer or other nominee?

A.	If you hold your shares of our common stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your record holder act for you.

If you wish to participate in this rights offering and purchase shares, please promptly contact your broker, dealer or nominee. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or nominee the form entitled “Instructions by Beneficial Owners to Brokers or Other Nominees.” You should have received this form from your record holder with the other rights offering materials. If you did not receive this form, please contact MacKenzie Partners, Inc., our information agent, at (800) [ ] (toll free).

Q.	What fees or charges apply if I purchase shares?

A.	We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

Q.	How do I exercise my rights?

A.	As a record holder of our common stock on the record date, you are receiving this prospectus, a subscription warrant evidencing your subscription rights and instructions on how to purchase shares. If you wish to participate in this rights offering, then before your rights expire, you must:

(a) deliver a properly completed subscription warrant; and

(b) deliver the subscription price by wire transfer of immediately available funds, certified or cashier’s check drawn on a U.S. bank, or personal check that clears before expiration of the rights.

If you are exercising your oversubscription privilege, the subscription price for the oversubscription shares you wish to purchase must be paid with your basic subscription amount. We will return the subscription price for any part of your oversubscription that we are unable to honor after the end of the offering period, without interest. If you have any questions, please contact at MacKenzie Partners at (800) [ ].

Q.	What if I am unable to deliver my subscription warrant by the expiration time of this offering?

A.	There is an alternate procedure called “Notice of Guaranteed Delivery,” which allows an extra three days to deliver the subscription warrant if full payment is received before the expiration date and a securities broker or qualified financial institution signs the “Notice of Guaranteed Delivery” form to guaranty that your properly completed subscription warrant will be timely delivered.

Q.    To whom should I send forms and payment?

A.    You should send your subscription documents and payment by mail or courier service to:

By Hand:	By First Class Mail:	By Overnight Courier:

LaSalle Bank National Association Corporate Trust Administration 135 South LaSalle Street Suite 1960 Chicago, Illinois 60603 Attn: Mark Rimkus	LaSalle Bank National Association Corporate Trust Administration 135 South LaSalle Street Suite 1960 Chicago, Illinois 60603 Attn: Mark Rimkus	LaSalle Bank National Association Corporate Trust Administration 135 South LaSalle Street Suite 1960 Chicago, Illinois 60603 Attn: Mark Rimkus
For instructions on how your subscription payment should be sent to LaSalle Bank N.A., see “The Rights Offering—Required Forms of Payment of Subscription Price” on page 23. Securities brokers and other qualified financial institutions can use an alternate procedure called “Notice of Guaranteed Delivery.” See “The Rights Offering—Special Procedure under ‘Notice of Guaranteed Delivery’ Form” on page 24.

Q.	What are the federal income tax consequences of exercising my rights?

A.	The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your tax advisor. See “Certain United States Federal Income Tax Consequences.”

Q.	What should I do if I have other questions?

A.	If you have questions, need additional copies of offering documents or otherwise need assistance, please contact at MacKenzie Partners at (800) [ ].

To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under “Where You Can Find More Information” on pages 34 and 35 of this prospectus.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

        Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

        This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS

Operational Risks

We have a limited operating history and expect to continue to encounter difficulties and net losses in the early stages of product commercialization.

        We were founded in October 1989 and through 1996 were engaged principally in research and development, product testing, manufacturing, marketing and sales activities. We have incurred net losses since our inception. As of September 30, 2001, our accumulated deficit was approximately $123 million including a net loss of $18.8 million for the year ended December 31, 2000 and a net loss of $21 million for the nine months ended September 30, 2001. We have only recently begun to generate revenues from the sale of our radio frequency, or RF, filter products. We do not expect revenues to increase dramatically until we ship a significantly larger amount of our RF products. Accordingly, we expect to continue to experience net losses, and we cannot be certain if or when we will become profitable. In addition, we may incur non-cash compensation charges related to our stock option repricing which may further decrease our earnings in the future.

        We have only a limited operating history upon which an evaluation of us and our prospects can be based. We must therefore be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of product commercialization.

We expect our operations, in the foreseeable future, to continue to produce a negative cash-flow, consequently, if we cannot raise additional capital, we may not be able to fund our continued operations.

        To date, we have financed our operations primarily through public and private equity and debt financings. We believe that we have sufficient funds to operate our business without the need for substantial future capital sources until February 2002. We hope to augment our existing capital position through this offering and strategic sources of capital. There is no guarantee that the funding mechanisms identified will allow to us to access necessary additional funds.

        The actual amount of our future funding requirements will depend on many factors, including:

•	the amount and timing of future revenues;
•	the level of product marketing and sales efforts to support our commercialization plans;
•	the magnitude of our research and product development programs;
•	our ability to improve or maintain product margins;
•	the outcome of litigation against us; and
•	the costs involved in protecting our patents or other intellectual property and defending claims of infringement.

We have had to rely, and may continue to have to rely, upon our principal stockholders and their affiliates to provide debt and equity financing to support our business operations.

        Because of our history of losses and negative operating cash flow, we have been unable to obtain financing from banks or other traditional sources of funding to meet our working capital needs. As a result and in light of recent market conditions, we have relied upon infusions of capital from time to time by our principal stockholders and their affiliates through their purchase of our debt and equity securities.

        We cannot assure you that our principal stockholders and their affiliates will continue to provide such funding if financing from independent sources does not otherwise become available in the future. If, in the future, our principal stockholders and their affiliates are unwilling or unable to continue to finance our operations during periods of negative cash flows, we may be forced to seek adequate alternative sources of financing on less favorable terms. If we are unable to arrange alternative financing sources, we may be forced to curtail, suspend or cease our operations.

We must develop and expand our manufacturing and sales and marketing capabilities in order to sustain or grow our business.

        For us to be financially successful, we must either manufacture our products in substantial quantities, at acceptable costs and on a timely basis, or enter into an outsourcing arrangement with a qualified manufacturer that will provide us the same. In the event that we are unable to enter into a manufacturing arrangement on acceptable terms with a qualified manufacturer, we would have to produce our products in commercial quantities in our own facilities. We may not be able to manufacture such products in sufficient volume. We have limited experience in manufacturing, and substantial costs and expenses may be incurred in connection with attempts to manufacture substantially larger quantities of our products. In addition, we may not be able to make the transition to large-scale commercial production successfully.

        Our sales and marketing experience has been very limited both domestically and internationally. In International markets, we have also elected to enter into arrangements with third parties regarding the commercialization and marketing of our products. In July 2001, we entered into an agreement with PT InfoAsia Teknologi Global Tbk to become our exclusive distributor in the ASEAN region (southeast Asian) and in September we appointed Patrick Farfan Associates Limited as our exclusive distributor in the United Kingdom and Ireland. If we enter into other arrangements, we will be substantially dependent upon the efforts of others in deriving commercial benefits from our products in international markets. We may not be able to establish adequate sales and distribution capabilities. In addition, we may not be able to enter into marketing arrangements or relationships with third parties on financially acceptable terms and any such third party may not be successful in marketing our products. There is no guarantee that our sales and marketing experience will be successful.

Failure to manage our growth may seriously harm our ability to deliver products in a timely manner, fulfill existing customer commitments and attract and retain new customers.

        Our ability to manage growth effectively will require us to implement and improve our operational, financial, manufacturing and management information systems and expand, train, manage and motivate our employees. These demands may require us to add new management personnel and/or to cause our management to develop additional expertise. Any increase in resources devoted to product development and marketing and sales efforts could have an adverse effect on our financial performance in the next several fiscal quarters. The failure of our management team to effectively manage growth could have a material adverse effect on our business, operating results and financial condition.

If we fail to raise at least $15 million, less expenses, in a rights offering by March 5, 2002, then an event of default is triggered under our outstanding secured notes which entitles the secured parties to declare the notes in default.

        In the event that we fail to raise at least $15 million in a rights offering by March 5, 2002, an event of default is triggered under our secured notes and the principal and accrued interest on the notes may become immediately due. Currently, our existing cash is not sufficient to pay the principal and accrued interest due the notes if they became due. If we cannot obtain sufficient additional cash to make the principal and accrued interest payment, then an event of default will occur under the notes which entitle the secured parties certain rights to our assets. If we are unable to obtain sufficient cash when needed to make this principal and accrued interest payment or to refinance our debt or obtain a waiver of such defaults, we may be forced to seek protection from creditors under the bankruptcy laws.

Technology and Market Risks

We are dependent on the enhancement of existing 2G and 2.5G networks and the build-out of 3G networks, and the capital spending patterns of wireless network operators.

        Increased sales of our products is dependent on a number of factors, one of which is the build-out of third generation, or 3G, enabled wireless communications networks as well as enhancements of existing infrastructure. Building wireless networks is capital intensive, as is the process of upgrading existing second generation, 2G, equipment. Further, the capital spending patterns of wireless network operators is beyond our control and depends on a variety of factors, including access to financing, the status of federal, local and foreign government regulation and deregulation, changing standards for wireless technology, the overall demand for wireless services, competitive pressures and general economic conditions. The build-out of 2.5G and 3G enabled networks may take years to complete and is dependent upon the level of capital spending by wireless network operators. The magnitude and timing of capital spending by these operators for constructing, rebuilding or upgrading their systems significantly impacts the demand for our products. Any decrease or delay in capital spending patterns in the wireless communication industry, whether because of a general business slowdown or a reevaluation of the prospective demand for 2.5G and 3G services, would delay the build-out of these networks and may significantly harm our business prospects.

Our success depends on the market’s acceptance of our HTS telecommunications products.

        Our RF filter products, which are based on our high-temperature superconductor, or HTS, technology, and our adaptive notch filtering, or ANF, technology, have not been sold in very large quantities and a sufficient market may not develop for our products. Our customers establish demanding specifications for performance and reliability, and although we believe we have met or exceeded these specifications to date, there is no guarantee that the wireless service providers will elect to use our HTS or ANF solutions to solve their interference problems. Although we have received several orders from domestic wireless operators for our products over the past year, there is no assurance that these customers will continue to order products from us.

Rapid technological change and future competitive technologies could negatively affect our operations.

        The field of superconductivity is characterized by rapidly advancing technology. Our success will depend in large part upon our ability to keep pace with advancing superconducting technology, high performance RF filter design and efficient, low cost cryogenic technologies. Rapid changes have occurred, and are likely to continue to occur, in the development of superconducting materials and processes. Our development efforts may be rendered obsolete by the adoption of alternative solutions to current wireless operator problems or by technological advances made by others such as smart antennas. In addition, other materials or processes, including other superconducting materials or fabrication processes, may prove more advantageous for the commercialization of high performance wireless products than the materials and processes selected by us.

We are dependent on wireless telecommunications.

        Our principal target market for our products is wireless telecommunications. The devotion of substantial resources to the wireless telecommunications market makes us vulnerable to adverse changes in this market. Adverse developments in the wireless telecommunications market, which could come from a variety of sources, including future competition, new technologies or regulatory decisions, could affect the competitive position of wireless systems. Any adverse developments in the wireless telecommunications market during the foreseeable future would have a material adverse effect on our business, operating results and financial condition.

Business Risks

Our customers are concentrated and the loss of one of our largest customers could cause our revenues to drop quickly and unexpectedly.

        Sales to three of our customers accounted for over 80% and 65% of our total revenues for 2000 and 1999, respectively and 73% for the nine months ended September 30, 2001. In addition, we have focused a significant amount of our technical and managerial resources to working with the limited number of 3G license holders in Japan and Korea, as well as, established original equipment manufacturers, or OEMs, who may provide telecommunications equipment to wireless operators in these markets.

        We expect that if our RF filter products achieve market acceptance, a limited number of wireless service providers and OEMs will account for a substantial portion of our revenue during any period. Sales of many of our RF filter products depend in significant part upon the decision of prospective customers and current customers to adopt and expand their use of our products. Wireless service providers, wireless equipment OEMs and our other customers are significantly larger than, and are able to exert a high degree of influence over, us. Customers’ orders are affected by a variety of factors such as new product introductions, regulatory approvals, end user demand for wireless services, customer budgeting cycles, inventory levels, customer integration requirements, competitive conditions and general economic conditions. The failure to attract new customers would have a material adverse effect on our business, operating results and financial condition.

The lengthy and variable sales cycles of our products could cause significant fluctuation in our results.

        Prior to selling products to several of our customers, we must generally undergo lengthy approval and purchase processes. Technical and business evaluation by potential customers can take up to a year or more for products based on new technologies such as high-temperature superconductors. The length of the approval process is affected by a number of factors, including, among others, the complexity of the product involved, priorities of the customers and budget and regulatory issues affecting customers. We may not obtain the necessary approvals or sales of such products may not occur. The length of our customers’ approval process or delays in their process could make our quarterly revenues and earnings inconsistent and difficult to trend.

Our ability to deliver our products is dependent on a limited number of suppliers.

        Certain parts and components used in our RF filter products, including substrates, vacuum components, and cryogenic coolers, are only available from a limited number of sources. Our reliance on these limited source suppliers exposes us to certain risks and uncertainties, including the possibility of a shortage or discontinuation of certain key components and reduced control over delivery schedules, manufacturing capabilities, quality and costs. Any reduced availability of such parts or components when required could materially impair our ability to manufacture and deliver our products on a timely basis and result in the cancellation of orders, which could have a material adverse effect on our business, operating results and financial condition.

        In addition, the purchase of certain key components involves long lead times and, in the event of unanticipated increases in demand for our products, we may be unable to manufacture products in quantities sufficient to meet our customers’ demand in any particular period. We have no guaranteed supply arrangements with our limited source suppliers, do not maintain an extensive inventory of parts or components, and customarily purchase parts and components pursuant to purchase orders placed from time to time in the ordinary course of business.

        To satisfy customer requirements, we may be required to stock certain long lead time parts in anticipation of future orders. The failure of such orders to materialize as forecasted could limit resources available for other important purposes or accelerate our requirement for additional funds. In addition, such excess inventory could become obsolete in which case it would be written down to scrap value. Business disruption, production shortfalls or financial difficulties of a limited source supplier could materially and adversely affect us by increasing product costs or reducing or eliminating the availability of such parts or components. In such events, our inability to develop alternative sources of supply quickly and on a cost-effective basis could materially impair our ability to manufacture and deliver our products on a timely basis and could have a material adverse effect on our business, operating results and financial condition.

If we lose our key personnel, or fail to attract and retain additional personnel, the success and growth of our business may suffer.

        Our success will depend in large part upon our ability to attract and retain highly qualified management, engineering, manufacturing, marketing, sales and research and development personnel. Due to the specialized nature of our business, it may be difficult to locate and hire qualified personnel. The loss of services of one of our executive officers or other key personnel, or the failure to attract and retain other executive officers or key personnel, could have a material adverse effect on our business, operating results and financial condition.

Failure of our products to perform properly might subject us to significant warranty expenses.

        Although we believe our products have not experienced any significant reliability problems to date, our products may develop reliability problems in the future. In general, our products carry a one year warranty, except in the case of superconducting materials which carry a five year warranty, limited to replacement of the product or refund of the cost of the product. In addition, we offer our customers extended warranties. Repeated or widespread quality problems could result in significant warranty expenses and/or the loss of customer confidence. The occurrence of such quality problems could have a material adverse effect on our business, operating results and financial condition.

Intense competition, and increasing consolidation in our industry, could create stronger competitors and harm our business.

        The wireless telecommunications equipment market is very competitive. Many of these companies have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than we do. Our products compete directly with products which embody existing and future competing commercial technologies. Other emerging wireless technologies, including “smart antennas”, may also provide protection from RF interference and offer enhanced range to wireless communication service providers, potentially at lower prices and/or superior performance, and may therefore compete with our products. High performance HTS RF filters may not become a preferred technology to address the needs of wireless communication service providers. Failure of our products to improve performance sufficiently, reliably, or at an acceptable price or to achieve commercial acceptance or otherwise compete with conventional and new technologies, will have a material adverse effect on the our business, operating results and financial condition.

        Although the market for superconductive electronics currently is small, we believe it will become intensely competitive, especially if products with significant market potential are successfully developed. In addition, if the superconducting industry develops, additional competitors with significantly greater resources are likely to enter the field. In order to compete successfully, we must continue to develop and maintain technologically advanced products, reduce production costs, attract and retain highly qualified personnel, obtain additional patent or other protection for our technology and products and manufacture and market our products, either alone or with third parties. We may be unable to achieve these objectives. Failure to achieve these objectives would have a material adverse effect on our business, operating results and financial condition.

If the worldwide economic slowdown continues, significant commercialization may be delayed.

        Industry analysts predict that the softness within the telecommunications industry will continue through 2001 into 2002. If the world-wide economic slowdown continues, the telecommunications industry will most likely continue to be adversely affected, which may cause our product commercialization to be delayed.

Our restructuring plans may result in additional costs.

        We recently announced an initiative to focus our business on core operations and improve our operating performance by restructuring and streamlining operations. We cannot predict whether we will realize expected synergies and improved operating performance as a result of the restructuring and streamlining operations. We also cannot predict whether our announced restructuring and streamlining of operations will adversely affect our ability to retain key employees, which, in turn, would adversely affect our operating results. In addition, in connection with this restructuring, we expect to record during the fourth quarter of 2001 a restructuring charge between $1 million and $2 million representing employee costs and other costs to transfer assets and personnel in our Canada and Colorado facilities to our headquarters in Illinois. We are in the early stages of implementing the various steps contained in the restructuring activities, and the final cost of fully implementing the activities may ultimately exceed this amount.

There are risks associated with future potential acquisitions.

        In the future, we may pursue acquisitions to obtain products, services and technologies that we believe will complement or enhance our current product or services offerings. At present, we have no agreements or other arrangements with respect to any acquisition. An acquisition may not produce the revenue, earnings or business synergies that we anticipated and may cause us to assume significant unforeseen liabilities, and an acquired product, service or technology might not perform as we expected. If we pursue any acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition and may be distracted from the operations of our business. If we complete an acquisition, we would probably have to devote a significant amount of management resources to integrating the acquired business with our existing business, and that integration may not be successful.

The development of international operations will cause us to face additional risks.

        We are in discussions with several companies in non-U.S. markets, in particular in Japan and other parts of Asia, to form manufacturing, product development joint ventures and other marketing or consulting arrangements.

        We believe that non-U.S. markets could provide a substantial source of revenue in the future. However, there are certain risks applicable to doing business in foreign markets that are not applicable to companies doing business solely in the U.S. For example, we will be subject to risks related to fluctuations in the exchange rate between the U.S. dollar and foreign currencies in countries in which we do business. In addition, we will be subject to the additional laws and regulations of these foreign jurisdictions, some of which might be substantially more restrictive than similar U.S. ones. Foreign jurisdictions may also provide less patent protection than is available in the U.S., and we may be less able to protect our intellectual property from misappropriation and infringement in these foreign markets.

Legal Risks

Our limited ability to protect our intellectual property rights could impair our ability to compete effectively.

        Our success will depend in part on our ability to obtain patent protection for our products and processes, to preserve our trade secrets to prevent others from infringing on our patents or property rights and to operate without infringing upon the patent or other proprietary rights of others and without breaching or otherwise losing rights in the technology licenses upon which any of our products are based. As of November 1, 2001, we had been issued 38 U.S. and four foreign patents, had filed and were actively pursuing applications for another 24 U.S. and 54 foreign patents, and were the licensee of seven U.S. patents held by others. Some of the patents and patent applications owned or licensed by us are subject to non-exclusive, royalty-free licenses held by various U.S. governmental units. These licenses permit these U.S. government units to select vendors other than us to produce products for the U.S. government, which would otherwise infringe our patent rights that are subject to the royalty-free licenses. In addition, the U.S. government has the right to require us to grant licenses (including exclusive licenses) under such patents and patent applications or other inventions to third parties in certain instances.

        Participation in litigation or patent office proceedings in the U.S. or other countries, which could result in substantial cost to and diversion of effort by us, may be necessary to enforce patents issued or licensed to us, to defend us against infringement claims made by others or to determine the ownership, scope or validity of the proprietary rights of our company and others. The parties to such litigation may be larger, better capitalized than us and better able to support the cost of litigation. An adverse outcome in any such proceedings could subject us to significant liabilities to third parties, require us to seek licenses from third parties and/or require us to cease using certain technologies, any of which could have a material adverse effect on our business, operating results and financial condition.

We filed suit against two of our competitors for infringement of one of our patents which will continue to be costly and may divert management.

        In July 2001, we filed suit against Conductus, Inc. and Superconductor Technologies, Inc. for infringement of our recently issued U.S. Patent No. 6,263,215, entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems”. This suit alleges that all of Conductus’ and Superconductor Technologies’ current base station front-end systems containing cryogenically cooled superconducting filters infringe our patent. We are seeking a permanent injunction restraining Conductus and Superconductor Technologies from marketing, selling or manufacturing these products, as well as triple damages and attorneys’ fees. Conductus and Superconductor Technologies initially denied our allegations and asked the court to declare our patent invalid and not infringed. On October 3, 2001, Conductus and Superconductor Technologies each filed motions to amend their respective answers and counterclaims to our complaint in order to seek to add a defense of inequitable conduct and a counterclaim for a declaration of unenforceability of our patent due to inequitable conduct. Conductus and Superconductor Technologies also filed to add additional federal and state law counterclaims of unfair competition. Conductus and Superconductor Technologies are seeking both compensatory and punitive damages as well as attorneys’ fees and costs. We intend to continue to prosecute our claims vigorously against Conductus and Superconductor Technologies and defend against counterclaims in this litigation. Although we believe the claims are without merit, there is no assurance that we will prevail. In addition, this case, regardless of its outcome, will continue to result in significant expenses in prosecuting the lawsuit. Moreover, although we believe this lawsuit is in the business interests of the company and its stockholders, this lawsuit may divert the efforts and attention of our management team from normal business operations.

We depend on certain intellectual property rights associated with HTS materials and RF filter products for our business.

        One of our patents is jointly owned with Lucent Technologies, Inc. We believe that, since the discovery of HTS materials in 1986, a large number of patent applications have been filed worldwide, and many patents have been granted in the U.S. relating to HTS materials. The claims in those patents often appear to overlap and there have been interference proceedings pending in the United States Patent and Trademark Office (not currently involving us) regarding rights to inventions claimed in some of the HTS materials patent applications. We also believe there are a large number of patents and patent applications covering RF filter products and other products and technologies that we are pursuing. Accordingly, the patent positions of companies using HTS materials technologies and RF technologies, including us, are uncertain and involve complex legal and factual questions. The patent applications filed by us or by our licensors may not result in issued patents or the scope and breadth of any claims allowed in any patents issued to us or our licensors may not exclude competitors or provide competitive advantages to us. In addition, patents issued to us, our subsidiaries or our licensors may not be held valid if subsequently challenged or others may claim rights in the patents and other proprietary technologies owned or licensed by us. Others may have developed or may in the future develop similar products or technologies without violating any of our proprietary rights. Furthermore, our loss of any license to technology that we now have or acquire in the future may have a material adverse effect on our business, operating results and financial condition.

        Older patent applications in the U.S. are currently maintained in secrecy until patents are issued. In foreign countries and for newer U.S. patent applications, this secrecy is maintained for a period of time after filing. Accordingly, publication of discoveries in the scientific literature or of patents themselves or laying open of patent applications in foreign countries or for newer U.S. patent applications tends to lag behind actual discoveries and filing of related patent applications. Due to this factor and the large number of patents and patent applications related to HTS materials, RF technologies and other products and technologies that we are pursuing, comprehensive patent searches and analyses associated with HTS materials, RF technologies and other products and technologies that we are pursuing are often impractical or not cost-effective. As a result, our patent and literature searches cannot fully evaluate the patentability of the claims in our patent applications or whether materials or processes used by us for our planned products infringe or will infringe upon existing technologies described in U.S. patents or may infringe upon claims in patent applications made available in the future. Because of the volume of patents issued and patent applications filed relating to HTS materials, RF technologies and other products and technologies that we are pursuing, we believe there is a significant risk that current and potential competitors and other third parties have filed or will file patent applications for, or have obtained or will obtain, patents or other proprietary rights relating to materials, products or processes used or proposed to be used by us. In any such case, to avoid infringement, we would have to either license such technologies or design around any such patents. We may be unable to obtain licenses to such technologies or, if obtainable, such licenses may not be available on terms acceptable to us or we may be unable to successfully design around these third party patents.

        We believe that a number of patent applications, including applications filed by International Business Machines Corporation, Lucent Technologies, Inc., and other potential competitors of us are pending that may cover the useful compositions and uses of certain HTS materials including yttrium barium copper oxide, the principal HTS material used by us in some of our present and currently proposed products. Therefore, there is a substantial risk that one or more third parties may be granted patents covering yttrium barium copper oxide and other HTS materials and their uses, in which case we could not use these materials without an appropriate license. As with other patents, we have no assurance that we will be able to obtain licenses to any such patents for yttrium barium copper oxide or other HTS materials, processes for manufacturing those materials, or their uses or that such licenses would be available on commercially reasonable terms. Any of these problems would have a material adverse effect on our business, operating results and financial condition.

Government regulation could adversely affect our business.

        Although we believe that our wireless telecommunications products themselves would not be subject to licensing by, or approval requirements of, the Federal Communications Commission, the operation of base stations is subject to FCC licensing and the radio equipment into which our products would be incorporated is subject to FCC approval. Base stations and the equipment marketed for use therein must meet specified technical standards. Our ability to sell our wireless telecommunications products is dependent on the ability of wireless base station equipment manufacturers and wireless base station operators to obtain and retain the necessary FCC approvals and licenses. In order for them to be acceptable to base station equipment manufacturers and to base station operators, the characteristics, quality and reliability of our base station products must enable them to meet FCC technical standards. We may be subject to similar regulations of the Canadian federal and provincial governments. Any failure to meet such standards or delays by base station equipment manufacturers and wireless base station operators in obtaining the necessary approvals or licenses could have a material adverse effect on our business, operating results and financial condition. In addition, HTS RF filters are on the U.S. Department of Commerce’s export regulation list. Therefore, exportation of such RF filters to certain countries may be restricted or subject to export licenses.

        We are subject to governmental labor, safety and discrimination laws and regulations with substantial penalties for violations. In addition, employees and others may bring suit against us for perceived violations of such laws and regulations. Defense against such complaints could result in significant legal costs for us. Although we endeavor to comply with all applicable laws and regulations, we may be the subject of complaints in the future, which could have a material adverse effect on our business, operating results and financial condition.

We are subject to state and federal environmental regulations for treatment of hazardous waste.

        We use certain hazardous materials in our research, development and manufacturing operations. As a result, we are subject to stringent federal, state and local regulations governing the storage, use and disposal of such materials. It is possible that current or future laws and regulations could require us to make substantial expenditures for preventive or remedial action, reduction of chemical exposure, or waste treatment or disposal. We believe we are in material compliance with all environmental regulations and to date we have not had to incur significant expenditures for preventive or remedial action with respect to the use of hazardous materials. However, our operations, business or assets could be materially and adversely affected by the interpretation and enforcement of current or future environmental laws and regulations. In addition, although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, there is the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for any damages that result. Furthermore, the use and disposal of hazardous materials involves the risk that we could incur substantial expenditures for such preventive or remedial actions. The liability in the event of an accident or the costs of such actions could exceed our resources or otherwise have a material adverse effect on our business, results of operations and financial condition. We carry property and workman’s compensation insurances in full force and effect through nationally known carriers which include pollution cleanup or removal and medical claims for industrial incidents.

RISKS RELATED TO THIS OFFERING

We may raise less than the entire $20 million in this rights offering which may restrict our use of the net proceeds.

        There is no minimum amount required for the closing of this rights offering. Net proceeds will be available to us even if only a fraction of our stockholders exercise their basic subscription and oversubscription rights. If substantially less than all basic subscription and/or oversubscription rights are exercised, we may have to repay our existing notes in order to prevent an event of default which will severely limit the availability of the net proceeds for the operation of our business.

Exercising your subscription rights may obligate you to purchase shares at a price higher than the market price of our common stock.

        The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and the then-public trading price of the common stock is already, or decreases, below $[     ], then you will have committed to buy shares of common stock at a price above the prevailing market price. Following the exercise of your subscription rights, you may not be able to sell your shares of common stock at a price equal to or greater than the subscription price. In addition, you may not be able to sell the shares of our common stock that you purchase in this rights offering until the certificates representing the shares of our common stock you purchased are delivered, which will generally be as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

You may not revoke your exercise of rights; we may cancel the rights offering.

        Once you exercise your subscription rights, you may not revoke the exercise, even if less than all of the shares that we are offering are actually purchased. We may withdraw or terminate this rights offering in our discretion. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

If you do not exercise your rights, your relative ownership interest in us will be diluted.

        If you choose not to exercise your subscription rights in full, your relative ownership interest in our company will be diluted. In addition, because the subscription price represents a discount from the prevailing market price of our common stock, stockholders who choose not to exercise their subscription rights could experience dilution of their economic interest in our company.

Participation in the rights offering by our principal stockholders.

        Our principal stockholders, who, together with their respective affiliates, beneficially own approximately 66% of our outstanding stock, have indicated that they are supportive of this rights offering. However, these stockholders are under no legal obligation to participate in this rights offering, and they could determine not to participate or to participate by exercising their basic subscription privilege only in part. If these stockholders do not participate, we will not raise the funds that we expect from this rights offering, and the funds that we raise may be insufficient to satisfy the cash needs that we have identified in this prospectus. We issued notes to these principal stockholders in November 2001. In the event that any principal stockholder provides financing to us in an equity or equity-linked offering, we are obligated to repay their respective note(s) in an amount equal to their participation in such equity or equity-linked offering not to exceed the principal and accrued interest then due under the note. In addition, it is an “Event of Default” under the notes if we do not raise at least $15 million in a rights offering before March 5, 2002. Prior to any principal stockholder investing in us, we will need to amend our stockholders rights agreement to prevent them from becoming an “Acquiring Person” as defined by the agreement and triggering our “poison pill” provisions.

The subscription price is not an indication of the value of our company.

        The $[     ] subscription price was set by our Board after considering a variety of factors discussed at page 27, “Determination of the Subscription Price,” and is designed to encourage current stockholders to exercise their subscription rights, thereby raising capital without diluting the ownership interests of current stockholders. The price, however, does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, earnings, financial condition or any other established criteria for value. As a result, you should not consider the $[     ] per share subscription price as an indication of the current value of us or our common stock.

You will incur immediate and substantial net tangible asset dilution.

        If you exercise your rights to purchase shares of our common stock, you will incur immediate and substantial dilution between the net tangible book value per share of common stock after the offering and the $[     ] subscription price.

RISKS RELATED TO OUR COMMON STOCK

Our common stock was de-listed from the NASDAQ National Market in June 1999 which may make it more difficult for you to sell your shares and may cause the market price of our common stock to decrease.

        Our common stock was de-listed from trading on the NASDAQ National Market in June 1999 due to our inability, at that time, to meet the net tangible assets requirement for continued listing. Our common stock is now traded in the over-the-counter market and quoted on the over-the-counter bulletin board. There is no guarantee that the bulletin board will provide the same liquidity for the trading of securities as the NASDAQ National Market in the future. We intend to apply for listing on The American Stock Exchange when we are reasonably confident that our application would be approved. However, there is no guarantee that our application for listing will be approved.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

        The market price of our common stock, like that of many other high-technology companies, has fluctuated significantly and is likely to continue to fluctuate in the future. Since January 1, 1999 and through November 1, 2001, the price of our common stock has ranged from a low of $0.34 per share to a high of $39.00 per share. Announcements by us or others regarding the receipt of customer orders, quarterly variations in operating results, acquisitions or divestitures, additional equity or debt financings, results of customer field trials, scientific discoveries, technological innovations, litigation, product developments, patent or proprietary rights, government regulation and general market conditions may have a significant impact on the market price of our common stock. In addition, fluctuations in the price of our common stock could affect our ability to have our common stock accepted for listing on a securities market or exchange.

Exercise of outstanding options and sales by us of additional shares pursuant to currently filed registration statements will dilute existing stockholders and could decrease the market price of our common stock.

        As of September 30, 2001, we had outstanding options to purchase 7,610,697 shares of our common stock at a weighted average exercise price of $1.81 per share (5,487,938 of which have not yet vested) issued to employees, directors and consultants pursuant to our 1993 Stock Option Plan, the merger agreement with Spectral Solutions, and individual agreements with our management and directors. In order to attract and retain key personnel, we may issue additional securities, including stock options, in connection with our employee benefit plans, or may lower the price of existing stock options.

        On January 12, 2001, we filed a registration statement on Form S-3 for the sale of up to $50 million shares of our common stock, preferred stock or warrants in a “universal shelf” offering. During March 2001, we entered into an agreement with Paul Revere Capital Partners, Ltd., and amended such agreement in May 2001, whereby Paul Revere Capital commits to acquire up to $20 million in shares of our common stock over the next 24 months upon demand by us, subject to the conditions contained in the agreement. Pursuant to this facility, we may, at our discretion, sell shares of our common stock to Paul Revere Capital Partners at a discount to the market price of 94% of the average weighted volume price over a 22 day measurement period. Each draw down is limited to the lesser of $4 million or 20% of the trading volume over a specified period of time. We will also issue a warrant to Paul Revere Capital Partners to purchase a number of shares equal to 0.5% of the shares issued in each draw down. We have also agreed to pay a placement agent a fee equal to 4% of each draw down and issue a warrant to the placement agent to purchase a number of shares equal to 0.5% of the shares issued in each draw down. Subsequent to entering into this agreement, the SEC issued an interpretive release that requires us to amend the registration statement to include the purchase agreement prior to drawing down on this facility. Due to the depressed stock price and reduced trading volume, there is no assurance that this facility will be an effective source of capital. As of the date of this prospectus, we have not amended the registration statement nor had we drawn down on this facility.

        The exercise of options for common stock and the issuance of additional shares of our common stock and/or rights to purchase common stock at prices below market value will be dilutive to existing stockholders and may have an adverse effect on the market price of our common stock.

The concentration of ownership of our stock could limit the ability of stockholders to influence the outcome of director elections and other transactions submitted for a vote of our stockholders

        Our officers and directors and their affiliates together control approximately 66% of our outstanding voting power. Consequently, these stockholders, if they act together, would be able to exert significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change of control of our company, even when a change may be in the best interests of our stockholders. The interests of these stockholders may not always coincide with our interests as a company or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

We have in place several anti-takeover measures that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

        We have certain arrangements which may be deemed to have a potential “anti-takeover” effect in that such provisions may delay, defer or prevent a change of control of our company. In February 1996, our Board of Directors adopted a stockholders rights plan. In addition, our Certificate of Incorporation and By-Laws provide that (i) stockholder action may be taken only at stockholders meetings; (ii) the Board of Directors has authority to issue series of our preferred stock with such voting rights and other powers as the Board of Directors may determine; (iii) prior specified notice must be given by a stockholder making nominations to the Board of Directors or raising business matters at stockholders meetings; and (iv) the Board of Directors is divided into three classes, each serving for staggered three-year terms. The effect of the rights plan and the anti-takeover provisions in our charter documents may be to deter business combination transactions not approved by our Board of Directors, including acquisitions that may offer a premium over market price to some or all of our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Because we want to provide you with more meaningful and useful information, this prospectus contains, and incorporates by reference, certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under the caption “Risk Factors,” which could cause our actual results, performance or achievements for 2001 and beyond to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHO WE ARE

        We provide a broad range of interference-control solutions for the wireless telecommunications industry. We develop, manufacture and market radio frequency “front-end” systems for wireless networks using patented and proprietary high-temperature superconductor filters, cryogenic low-noise amplifiers and adaptive notch filter technologies to monitor, suppress and eliminate out-of-band and in-band interference in wireless base stations. We believe we are the only company in the world that has proprietary products to address the wireless operator’s need to reduce or eliminate interference that come from in-band and out-of-band interference.

        We were founded in 1989 by ARCH Development Corporation, an affiliate of the University of Chicago, to commercialize superconductor technologies initially developed by Argonne National Laboratory. We were incorporated in Illinois on October 18, 1989 and reincorporated in Delaware on September 23, 1993. On June 25, 2001, we changed our name from Illinois Superconductor Corporation to ISCO International, Inc. Our principal offices are located at 451 Kingston Court, Mount Prospect, IL 60056 and telephone number is (847) 391-9400.

RECENT DEVELOPMENTS

Siegler Litigation

        On November 6, 2001, we entered into a settlement agreement with Craig Siegler which resolved our ongoing litigation. A judgment in the amount of $6,541,254.27 was entered against us on October 4, 2001. Pursuant to the terms of the settlement agreement, we agreed to pay Mr. Siegler the reduced amount of $4.925 million in full satisfaction of the judgment and Mr. Siegler agreed to execute a general release in favor of us relating to the case. The court approved the settlement and dismissed the litigation and judgment on November 6, 2001.

Loan Financing

        On November 6, 2001, we entered into a loan agreement to borrow an aggregate original principal amount of $9.425 million from Elliott Associates, L.P. and Alexander Finance, L.P., who, together with their respective affiliates, beneficially own approximately 37% and 29% of our outstanding common stock, respectively. We used $4.925 million of the proceeds to pay the settlement to Mr. Siegler as discussed above and the remainder of the proceeds will be used for working capital and other general corporate purposes. The loans are secured by substantially all of our assets and are guaranteed by both of our wholly-owned subsidiaries, Illinois Superconductor Canada Corporation and Spectral Solutions, Inc. The loans bear interest at 14% per annum, compounded annually and are due on March 31, 2003. The maturity date of each of the notes is automatically extended to March 31, 2005 if, among other things, at least one entity participates in an equity offering we conduct and such entity purchases more than the full amount of the principal and accrued interest on its respective note.

        In addition, the maturity date is automatically accelerated if a holder purchases any amount of stock in this offering. In such a case, we will use a portion of the net proceeds to repay the principal and accrued interests on that note in the amount purchased by the holder. These notes also contain an “Event of Default” that is triggered if we do not raise at least $15 million in a rights offering before March 5, 2002. See “Use of Proceeds.”

Restructuring

        In November of 2001, we announced the consolidation of our research and development facilities in Canada and Colorado. As part of our strategic plan to streamline the company, to reduce our monthly cash burn rate and to facilitate communication and development activities, we announced that those research and development activities will be integrated into our Illinois headquarters. The Toronto facility has been responsible for the research and development of our patented ANF products. The Colorado facility had been responsible for the research and development of our patented thin film, tower mount HTS products. As a result of these actions, we expect to record a restructuring charge in the range of $1.0 million to $2.0 million in the three month period ended December 31, 2001 representing employee and other costs.

Follow-On Order

        In November 2001, we announced that we received a $1.1 million follow-on order from Verizon Wireless for our ANF and HTS products for delivery during the first quarter of 2002.

SUMMARY HISTORICAL FINANCIAL DATA

        The summary historical financial data set forth below for the nine months ended September 30, 2001 and 2000, and the related balance sheet data as of September 30, 2001, are derived from the unaudited consolidated financial statements and notes contained in our quarterly report on Form 10-Q filed November 14, 2001, which are incorporated herein by reference and, in the opinion of our management, include all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation. The summary historical financial data set forth below for each of the years in the five-year period ended December 31, 2000 are derived from our consolidated financial statements and notes for the relevant periods.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2001	2000	2000	1999	1998	1997	1996

	(unaudited)
STATEMENT OF OPERATIONS DATA:
Net sales	$1,976,427	$209,163	$495,885	$2,408,604	$3,242,930	$1,038,134	$209,822
Costs and expenses:
Cost of revenues	2,926,465	1,465,814	2,672,578	5,923,173	7,047,347	4,401,077	49,534
Research and development	5,624,482	1,979,656	3,187,768	1,757,214	2,934,784	4,132,019	6,422,921
Selling and marketing	2,680,652	760,852	1,239,959	1,581,545	1,847,680	1,918,044	1,834,640
General and administrative	5,369,630	4,200,778	5,972,631	2,617,809	3,370,058	2,772,274	3,290,810
Goodwill amortization	1,528,497	279,666	699,165	—	—	—	—
Operating loss	(16,153,299)	(8,477,603)	(13,276,216)	(9,471,137)	(11,956,939)	(12,185,280)	(11,388,083)
Other income (expense):
Interest income	129,158	125,446	174,919	98,194	354,738	254,781	503,911
Interest expense	(29,682)	(3,118,047)	(5,650,572)	(12,634,745)	(10,247,919)	(17,969)	(29,602)
Legal settlement	(4,925,000)	—	—	—	—	—	—
Other income, net	13,398	1,876	(16,017)	36,623	—	—	—

	(4,812,126)	(2,990,725)	(5,491,670)	(12,499,928)	(9,893,181)	236,812	474,309

Loss before extraordinary item	(20,965,425)	(11,468,328)	(18,767,886)	(21,971,065)	(21,850,120)	(11,948,468)	(10,913,774)
Extraordinary item-debt extinguishment	—	(28,297)	(28,297)	(745,197)	—	—	—

Net Loss	$(20,965,425)	$(11,496,625)	$(18,796,183)	$(22,716,262)	$(21,850,120)	$(11,948,468)	$(10,913,774)
Preferred Stock dividends					(61,834)	(143,302)	—
Net loss plus Preferred Stock dividends	$(20,965,425)	$(11,496,625)	$(18,796,183)	$(22,716,262)	$(21,911,954)	$(12,091,770)	$(10,913,774)

Basic and diluted loss per common share before extraordinary item	$(0.19)	$(0.37)	$(0.57)	$(1.71)	$(1.93)	$(2.34)	$(2.41)
Extraordinary item-debt extinguishment	—	—	—	(0.06)	—	—	—

Basic and diluted loss per common share	$(0.19)	$(0.37)	$(0.57)	$(1.77)	$(1.93)	$(2.34)	$(2.41)

Weighted average number of shares of common stock outstanding	107,803,169	31,140,954	33,037,106	12,841,497	11,345,540	5,156,663	4,536,034

BALANCE SHEET DATA

	As of

	September 30,	December 31,
	2001	2000	1999	1998	1997	1996

	(unaudited)

Cash and cash equivalents	$2,035,001	$2,453,845	$723,711	$2,152,595	$2,766,886	$5,188,047
Working capital	(2,048,181)	3,096,173	831,724	4,190,548	4,668,982	5,207,923
Total assets	22,574,639	23,750,073	6,039,159	10,028,088	11,534,309	13,388,496
Long-term debt/capital lease obligations, less current portion	—	198	13,650,885	9,432,026	13,541	91,618
Stockholders’ equity (net capital deficiency)	15,080,410	21,644,211	(9,291,712)	(772,968)	10,046,569	11,520,128

THE RIGHTS OFFERING

        Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page 5 of this prospectus.

The Rights

        As soon as practicable after the date of this prospectus, we are distributing, at no charge, to holders of our common stock as of 5:00 p.m. (New York City time) on the record date of [     ], 2001, [     ] subscription rights for every share of common stock owned at that time to purchase additional shares of common stock. Each whole right entitles you to purchase [     ] share of our common stock for the subscription price. On November 30, 2001, the last reported sales price for our common stock on the over-the-counter bulletin board was $0.84 per share.

        We will not issue fractional rights.   If the number of shares of common stock you held on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded down to the nearest whole right. As a result, our stockholders that hold of record fewer than [     ] shares as of [     ], 2001 may not be receiving rights.

Subscription Price

        The subscription price for the basic subscription privilege is $[     ] per share, and the subscription price for the oversubscription privilege is $ [     ] per share, payable in cash. All payments must be cleared on or before the expiration date.

Basic and Oversubscription Privileges

        Basic Subscription Privilege.   You are entitled to purchase [     ] share of common stock at the subscription price for every right exercised.

        Oversubscription Privilege.   If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other stockholders have not purchased under their basic subscription privilege up to a maximum number of shares equal to twice the number of shares purchased under the basic subscription privilege. If there are not enough shares available to fill all such subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege. We will not allocate to you more than the number of shares you have actually subscribed and paid for.

        You are not entitled to exercise the oversubscription privilege unless you elect to fully exercise your basic subscription privilege. For this purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.

        You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full.

        In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all of the shares you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of this rights offering. Interest will not be payable on amounts refunded.

        Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to LaSalle Bank and us and record certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report (1) the number of shares held on the record date on behalf of each beneficial owner, (2) the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner, (3) that each beneficial owner’s basic subscription privilege held in the same capacity has been exercised in full, and (4) the number of shares subscribed for under the oversubscription privilege by each beneficial owner.

        If you complete the portion of the subscription warrant to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

Reason for this Rights Offering

        We are conducting this offering after exploring various alternatives for raising funds to meet our capitalization needs. We have concluded that certain other alternatives would likely not be successful in raising the desired funds on a timely enough basis. Additionally, we chose to do this rights offering over other financing alternatives in order to provide all of our stockholders with an opportunity to participate in the issue of shares of common stock on a pro rata basis. We are also conducting this offering in order to prevent triggering an “Event of Default” under three secured promissory notes in the aggregate principal amount of $9.425 million. The notes will be in default if we do not raise at least $15 million in a rights offering before March 5, 2002. We may use the net proceeds of this offering to repay these notes and for general corporate purposes. See “Use of Proceeds.”

No Board Recommendation to Stockholders

        Our Board of Directors does not make any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests and tax consequences.

        If you choose not to exercise your subscription rights in full, your relative ownership interest of our company will be diluted. If you exercise rights, you risk investment loss on new money invested. The trading price of our common stock may decline below the subscription price. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after this rights offering. For a summary of some of the risks a new investment would entail, see “Risk Factors” beginning on page 5.

Expiration Time and Date

        The rights may be exercised beginning as of the date of this prospectus and expire on [     ], 2002, at 5:00 p.m., New York City time. We have the option of extending the expiration date for any reason, although presently we do not intend to do so. Rights not exercised by the expiration date will be null and void.

        In order to exercise rights in a timely manner, you must assure that LaSalle Bank actually receives, prior to expiration of the rights, the properly executed and completed subscription warrant (or Form of Notice of Guaranteed Delivery), together with full payment for all shares you wish to purchase.

No Revocation

        You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment.

Transferability of Rights

        The rights are not transferable and may be exercised only by the persons to whom they are issued.

Extension, Withdrawal and Amendment

        We have the option of extending the period for exercising your rights, although we presently do not intend to do so.

        We also reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by rights holders will be returned. Interest will not be payable on any returned funds.

        We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider significant, we will (1) mail notice of the amendment to all stockholders of record as of the record date, (2) extend the expiration date by at least ten days and (3) offer all subscribers no less than ten days to revoke any subscription already submitted. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

Exercise Only by Record Holders

        We are sending a subscription warrant to each record holder along with this prospectus and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription warrant and timely deliver it with full payment for the shares to be purchased. Only the holders of record of our common stock as of the close of business as of the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, LaSalle Bank, as of the record date.

        A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription warrants to represent shares held as of the record date by their beneficial owners, upon proper showing to LaSalle Bank.

        If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners it represents are entitled to exercise.

Foreign and Unknown Addresses

        We are not mailing subscription warrants to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription warrants will be held by LaSalle Bank for those stockholders. To exercise their rights, these stockholders must notify LaSalle Bank prior to 11:00 a.m., New York City time, on the third trading day prior to the expiration date.

Right to Block Exercise Due to Regulatory Issues

        We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking such clearance or approval.

        We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of this rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in this rights offering in order to carry out this rights offering in such state or jurisdiction.

Procedures to Exercise Rights

        Please do not send subscription warrants or related forms to us. Please send the properly completed and executed form of subscription warrant with full payment to LaSalle Bank, the subscription agent for this rights offering.

        You should read carefully the subscription warrant and related instructions and forms which accompany this prospectus. You should call MacKenzie Partners, the information agent for this rights offering, at the address and telephone number listed below under the caption “The Rights Offering—Questions and Assistance Concerning the Rights” promptly with any questions you may have.

        You may exercise your rights by delivering to LaSalle Bank at the address specified below and in the instructions accompanying this prospectus, on or prior to the expiration date:

•	Properly completed and executed subscription warrant(s) which evidence your rights. See “The Rights Offering—Delivery of Subscription Warrant” below for instructions on where to send these.

•	Payment in full of the subscription price for each share of our common stock you wish to purchase under the basic subscription privilege and the oversubscription privilege. See “The Rights Offering—Required Forms of Payment of Subscription Price” below for payment instructions.

Required Forms of Payment of Subscription Price

        The subscription price for the basic subscription privilege is $[     ] per share subscribed for, and the subscription price for the oversubscription privilege is $[     ] per share, payable in cash. All payments must be cleared on or before the expiration date.

        If you exercise any rights, you must deliver to LaSalle Bank full payment in the form of:

•	a personal check, certified or cashier’s check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to “LaSalle Bank N.A., as Subscription Agent”; or

•	a wire transfer of immediately available funds to the account maintained by the LaSalle Bank for this rights offering. If you desire to make payment by wire transfer, you must contact LaSalle Bank, at [ ] to receive a Wire Authorization Form.

        In order for you to timely exercise your rights, LaSalle Bank must actually receive the subscription price before the expiration date.

        Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before such date. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

Delivery of Subscription Warrant and Other Documents

        All subscription warrants, payments of the subscription price, nominee holder certifications, notices of guaranteed delivery and DTC participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to LaSalle Bank as follows:

By Hand:	By First Class Mail:	By Overnight
LaSalle Bank National Association Corporate Trust Administration 135 South LaSalle Street Suite 1960 Chicago, Illinois 60603 Attn: Mark Rimkus	LaSalle Bank National Association Corporate Trust Administration 135 South LaSalle Street Suite 1960 Chicago, Illinois 60603 Attn: Mark Rimkus	LaSalle Bank National Association Corporate Trust Administration 135 South LaSalle Street Suite 1960 Chicago, Illinois 60603 Attn: Mark Rimkus

        Eligible institutions may deliver “Notice of Guaranteed Delivery” forms by facsimile transmission. LaSalle Bank’s facsimile number is (312)       . You should confirm receipt of all facsimiles by calling [     ].

Special Procedure under “Notice of Guaranteed Delivery” Form

        If you wish to exercise rights but cannot ensure that LaSalle Bank will actually receive the executed subscription warrant before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

•	Full payment must be received by LaSalle Bank prior to the expiration date for all of the shares of our common stock you desire to purchase pursuant to the basic subscription privilege and the oversubscription privilege.

•	A properly executed “Notice of Guaranteed Delivery” substantially in the form distributed by us with your subscription warrant and accompanied by a Medallion Guaranty must be received by LaSalle Bank at or prior to the expiration date.

•	The “Notice of Guaranteed Delivery” form must be executed by both you and one of the following: (1) a member firm of a registered national securities exchange, (2) a member of the National Association of Securities Dealers, Inc. (NASD), (3) a commercial bank or trust company having an office or correspondent in the United States, or (4) other eligible guarantor institution qualified under a guarantee program acceptable to LaSalle Bank. The co-signing institution must provide a Medallion Guaranty on the Notice of Guaranteed Delivery guaranteeing that the subscription warrant will be delivered to LaSalle Bank within three business days after the date of the form. Your Notice of Guaranteed Delivery form must also provide other relevant details concerning the intended exercise of your rights.

•	The properly completed subscription warrant(s) with any required signature guarantee must be received by LaSalle Bank within three over-the-counter trading days following the date of the related Notice of Guaranteed Delivery.

•	If you are a nominee holder of rights, the “Nominee Holder Certification” must also accompany the Notice of Guaranteed Delivery.

        A Notice of Guaranteed Delivery may be delivered to LaSalle Bank in the same manner as subscription warrants at the addresses set forth above under the caption “The Rights Offering—Delivery of Subscription Warrant” or by telegram or facsimile transmission.

        Additional copies of the form of Notice of Guaranteed Delivery are available upon request from MacKenzie Partners, whose address and telephone number are set forth below under the caption “Questions and Assistance Concerning the Rights.”

Incomplete Forms; Insufficient Payment

        If you do not indicate on your subscription warrant the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows: (1) you will be deemed to have exercised your basic subscription privilege to the full extent of the payment received, and (2) if any funds remain, you will be deemed to have exercised your oversubscription privilege to the extent of the remaining funds. We will return any payment not applied to the purchase of shares under this rights offering as soon as practicable by mail. Interest will not be payable on amounts refunded.

Prohibition on Fractional Shares

        Each whole right entitles you to purchase one share of common stock at the subscription price per share. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and, as soon as practicable, refunding without interest any payment received for a fractional share.

Instructions to Nominee Holders

        If you are a broker, trustee or depository for securities or other nominee holder for beneficial owners of our common stock, we are requesting that you contact such beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

        To the extent so instructed, nominee holders should complete appropriate subscription warrants on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of “Nominee Holder Certification,” and submit them on a timely basis to LaSalle Bank with the proper payment.

Risk of Loss on Delivery of Subscription Warrant Forms and Payments

        Each holder of rights bears all risk of the method of delivery to LaSalle Bank of subscription warrants and payments of the subscription price.

        If subscription warrants and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to LaSalle Bank and clearance of payment prior to the expiration date.

        Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

Procedures for DTC Participants

        We expect that your exercise of your basic subscription privilege and oversubscription privilege may be made through the facilities of the Depository Trust Company (referred to herein as DTC). If your rights are held of record through DTC, you may exercise your subscription privileges by instructing DTC to transfer your rights from the broker's account to the account of the subscription agent, together with certification as to the aggregate number of rights your are exercising and the number of shares of our common stock you are subscribing for under each of the basic subscription privilege and oversubscription privilege, and your subscription price payment for each share you subscribed for pursuant to your rights.

How Procedural and Other Questions Are Resolved

        We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

        Subscription warrants will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor LaSalle Bank have any duty to give notification of any defect or irregularity in connection with the submission of subscription warrants or any other required document. Neither we nor LaSalle Bank will incur any liability for failure to give such notification.

        We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

Issuance of Stock Certificates

        Stock certificates for shares purchased in this rights offering will be issued as soon as practicable after the expiration date. LaSalle Bank will deliver subscription payments to us only after consummation of this rights offering and the issuance of stock certificates to our stockholders that exercised rights. Unless you instruct otherwise in your subscription warrant form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

Questions and Assistance Concerning the Rights

        You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to:

MacKenzie Partners, Inc.
156 Fifth Avenue
New York, New York 10010
Attn: _____________

USE OF PROCEEDS

        Our gross proceeds from the rights offering will depend on the number of shares that are purchased. If we sell all [     ] shares which may be purchased upon exercise of the rights offered by this prospectus, then we will receive proceeds of $20,000,000, before deducting expenses payable by us, estimated to be $[     ]. Each of Elliott Associates and Alexander Finance have indicated that they may participate in the rights offering. If Elliott Associates or Alexander Finance participate in the rights offering, we are obligated under their respective promissory notes to repay their notes in an amount equal to the lesser of (i) the full amount of principal and accrued interest then outstanding or (ii) the amount in which Elliott Associates or Alexander Finance exercises its subscription rights in this rights offering. For example, if only Elliott Associates participates in the rights offering and purchases $2,000,000 (less than their full subscription right of approximately $3.52 million), then we are required to repay Elliott Associates’ note in the amount of $2,000,000. If both Elliott Associates and Alexander Finance participate in the rights offering and purchase at least $9.425 million, then we are required to repay their notes in full. In addition, under the notes, if we do not raise at least $15 million in net proceeds from a rights offering by March 5, 2002, then the notes will be in default.

        We will use the net proceeds in this offering to repay the Elliott Associates and Alexander Finance notes, to the extent we are so obligated. Any proceeds remaining after making these prepayments will be added to our general funds and used for general corporate purposes, which may include, but are not limited to, capital contributions to our subsidiaries to support such subsidiaries’ continuing operations, working capital, capital expenditures, debt repayment and acquisitions.

DETERMINATION OF SUBSCRIPTION PRICE

        Our Board of Directors determined the offering price of the basic subscription privilege and the oversubscription privilege after considering a variety of factors, including:

•	our need for capital in the near term;

•	the likely cost of capital available from alternative sources, assuming that such capital could be raised on a timely basis;

•	the price at which our principal stockholders would be willing to participate in the rights offering;

•	the fact that all of our stockholders would have the opportunity to participate in this offering on a pro-rata basis;

•	historic and current trading prices for our common stock; and

•	general economic, business and market conditions.

        The $[     ] per share price should not be considered an indication of the actual value of us or of our common stock. This discount is offered as an incentive for our current stockholders to participate in this offering. The offering prices do not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered an indication of our underlying value. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $[     ] per share. In setting the offering prices our Board did not seek or obtain any valuation opinion from outside investment bankers or financial advisors.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is traded on the over-the-counter bulletin board under the symbol “ISCO.OB.” On November 30, 2001, there were approximately 338 record holders of the common stock and the price of our common stock on the over-the-counter bulletin board was $0.84. The following table sets forth the high and low closing prices of our common stock on the over-the-counter bulletin board for the periods indicated.

	High	Low

Year Ended December 31, 1999
First Quarter	$1.53	$0.94
Second Quarter	$1.22	$0.53
Third Quarter	$1.06	$0.53
Fourth Quarter	$1.97	$0.35
Year Ended December 31, 2000
First Quarter	$29.38	$1.22
Second Quarter	$7.75	$2.81
Third Quarter	$4.94	$2.78
Fourth Quarter	$3.81	$0.81
Year Ended December 31, 2001
First Quarter	$2.50	$1.34
Second Quarter	$2.25	$1.19
Third Quarter	$1.85	$0.90
Fourth Quarter (through November [__])	$1.19	$0.74

        We have never paid cash dividends on our common stock and we do not expect to pay any dividends on our common stock in the foreseeable future. We intend to retain earnings for use in the operation and expansion of our business.

CAPITALIZATION

        The following table sets forth our capitalization:

•	as of September 30, 2001;

•	as adjusted for the issuance of promissory notes in the aggregate principal amount of $9.425 million to Elliott Associates and Alexander Finance; and

•	pro forma to give effect to the issuance and sale of the common stock, assuming a public offering price of $[ ], after deducting estimated offering expenses payable by us and assuming that each of Elliott Associates and Alexander Finance exercise their basic subscription privilege in full.

        The table excludes the following shares:

•	14,011,468 shares reserved for issuance under our employee stock option and restricted share plan, of which 7,610,697 shares are subject to outstanding options as at a weighted average exercise price of $1.81, as of September 30, 2001; and

•	33,033 shares subject to outstanding warrants at an exercise price of $1.47 per share, as of September 30, 2001.

        You should read this table together with the financial statements and the notes thereto incorporated by reference in the accompanying prospectus.

	September 30, 2001

			Pro
	Actual	As Adjusted	Forma

		(in thousands)
Long-term debt	—	$9,425	—

Total long-term liabilities	—	$9,425	—

Stockholders’ equity:
Preferred stock, par value $.001 per share 300,000 shares authorized; no shares issued and outstanding at September 30, 2001	—	—	—
Series A junior participating preferred stock; 10,000 shares designated; no shares issued and outstanding	—	—	—
Common stock, par value $.001 per share Authorized 250,000,000 shares; issued and outstanding 107,905,231 shares at September 30, 2001	108	108	[__]
Additional paid in capital	137,610	137,610	[_______]
Accumulated deficit	(122,638)	(122,638)	(122,638)

Total stockholders’ equity	15,080	15,080	[______]

Total capitalization	15,080	24,505	[________]

DILUTION

        Purchasers of the common stock offered by hereby will experience an immediate dilution in the net tangible book value of their common stock from the basic subscription and oversubscription offering price. The net tangible book value of our common stock as of September 30, 2001 was $486,000 or $0.005 per share. Net tangible book value per share of our common stock is equal to our net tangible assets (tangible assets less total liabilities) divided by the number of shares of common stock issued and outstanding as of September 30, 2001.

        Dilution per share represents the difference between the subscription offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after giving effect to this offering. After reflecting the assumed sale of [     ] shares of common stock offered by us hereby at the subscription price of $[     ] per share, less estimated offering expenses, our pro forma net tangible book value per share of our common stock as of September 30, 2001 would have been $[    ] million or $[    ] per share. The change represents an immediate increase in net tangible book value per share of our common stock of $[     ] per share to existing stockholders and an immediate dilution of $[       ] per share to new investors purchasing the shares of common stock in this offering. The following table illustrates this per share dilution:

Public offering price per share			$	[ ]
Net tangible book value per share as of September 30, 2001		$0.005
Increase per share attributable to new investors	$	[ ]

Adjusted net tangible book value per share as of September 30, 2001			[ ]
Dilution per share to new investors			$	[ ]

        The table above assumes no further exercise of outstanding stock options or warrants or conversion of outstanding convertible subordinated notes and excludes:

•	14,011,468 shares reserved for issuance under our employee stock option and restricted share plan, of which 7,610,697 shares are subject to outstanding options as at a weighted average exercise price of $1.81, as of September 30, 2001; and

•	33,033 shares subject to outstanding warrants at an exercise price of $1.47 per share, as of September 30, 2001.

DESCRIPTION OF SECURITIES

General

        Our authorized capital stock consists of 250,000,000 shares of common stock and 300,000 shares of preferred stock. As of November 30, 2001, there were 107,905,231 shares of our common stock and no shares of our preferred stock outstanding.

Common Stock

        Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

        Subject to the rights of holders of any outstanding shares of our preferred stock, the holders of outstanding shares of our common stock will be entitled to the dividends and other distributions as may be declared from time to time by our Board of Directors from legally available funds. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. Subject to the rights of holders of any shares of our outstanding preferred stock, upon our liquidation, dissolution or winding up and after payment of all prior claims, the holders of shares of our common stock outstanding at that time will be entitled to receive pro rata all of our assets. All shares of our common stock currently outstanding are, and all shares of our common stock offered in this offering will be, fully paid and nonassessable.

Preferred Stock

        Our Board of Directors, without further stockholder approval, may issue our preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of our preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board of Directors may authorize the issuance of our preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of our preferred stock are outstanding. Our Board of Directors, without stockholder approval, can also issue our preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. Our issuance of our preferred stock may delay, defer or prevent a change in our control. We have no present intention to issue shares of our preferred stock.

Stockholders Rights Plan

        In February 1996, our Board of Directors adopted a stockholders rights plan. In connection with the adoption of the rights plan, our Board of Directors created one series of preferred stock, consisting of 10,000 shares of series A junior participating preferred stock. Each share of the series A preferred, when and if issued, entitles the holder thereof to receive dividends equal to 1,000 times the dividends per share declared with respect to our common stock. Holders of the series A preferred are entitled to exercise 1,000 votes per share on all matters submitted to a vote of stockholders and, except as otherwise required by law, vote together with the holders of our common stock as a single class. In the event of liquidation, such holders would receive a preference of 1,000 times the aggregate amount to be distributed per share to the holders of our common stock. In general, each share of the series A preferred is intended to have a value and voting rights equal to 1,000 shares of our common stock, and appropriate anti-dilutive adjustments will be made in accordance with the terms of such Series A Preferred in the event of certain changes in our common stock.

        Pursuant to the rights plan, a series A right is associated with, and trades with, each share of our common stock outstanding. The record date for distribution of such series A rights was February 22, 1996 and, for so long as the series A rights are associated with our common stock, each new share of common stock issued by us will include one series A right.

        Each series A right will entitle its holder to purchase one-thousandth of a share of series A preferred for $200 (subject to adjustment). The series A rights are not exercisable until the earlier of (i) ten days after any person or group becomes the beneficial owner of 15% or more of our outstanding common stock or (ii) 10 business days (unless extended by our Board of Directors) after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our common stock. This person who acquires 15% or more of our common stock is referred to as an acquiring person in the rights plan. Prior to any of our principal stockholders investing in this rights offering, we will need to amend the definition of an acquiring person in the agreement to prevent each of the principal stockholders from becoming, in certain limited circumstances, an acquiring person.

        If any person or group acquires 15% or more of our common stock outstanding, each holder of a series A right (except the acquiring party) has the right to receive, upon exercise, (i) shares of our common stock having a market value of two times the exercise price of the series A right and (ii) one series B right. Our Board of Directors has the option, after the date upon which a person acquires 15% or more of our common stock but before there has been a 50% acquisition of us, to exchange both (i) one share of our common stock (or one-thousandth of a share of preferred stock) and (ii) one series B right, for each series A right (other than series A rights held by an acquiring party). If, after the series A rights become exercisable, we are involved in a merger or other business combination, or if we sell or transfer more than 50% of our assets or earning power, or if an acquiring party engages in certain “self-dealing” transactions with us, each series A right and series B right then outstanding (other than rights held by an acquiring party) will be exercisable for common stock of the other party to such transaction having a market value of two times the exercise price of the right. We have the right to redeem the series A rights for $.01 per series A right prior to the date upon which a person acquires 15% or more of our common stock. The series B rights, once issued, are not redeemable. The rights expire on February 9, 2006.

        The rights have certain anti-takeover effects. The rights should not interfere with any merger or business combination approved by our Board of Directors since the series A rights may be redeemed by us prior to the time that a person or group has acquired beneficial ownership of 15% or more of our common stock. However, by causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors, the rights may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of our stockholders. The rights are not intended to prevent an acquisition of us on terms that are favorable and fair to all stockholders.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences of this offering to the holders of our common stock upon the distribution of rights and to the holders of the rights upon their exercise. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

        This summary is limited to our stockholders who have held our common stock, and will hold the rights and any shares acquired upon the exercise of rights, as “capital assets” within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and non-U.S. individuals or entities). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

        Holders are urged to consult their own tax advisors with respect to the particular U.S. federal income and estate tax consequences to them of this offering, as well as the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in tax laws.

•	Distribution of Rights. A holder of our common stock will not recognize taxable income upon distribution of the rights.

•	Lapse of the Rights. A holder of the rights that allows the rights to lapse will not recognize any gain or loss upon such lapse, and no adjustment will be made to the basis of the common stock with respect to which the rights are distributed.

•	Stockholder Tax Basis of the Rights. Except as provided in the following sentence, the tax basis of the rights received by a holder of our common stock will be zero. If, however, either: (i) the fair market value of the rights on the date the rights are distributed is 15% or more of the fair market value (on the date of distribution) of the shares of common stock with respect to which the rights are distributed or (ii) the holder properly elects, in the holder’s U.S. federal income tax return for the taxable year in which the holder receives the rights, to allocate part of the tax basis of such common stock to the rights, then, upon the exercise of the rights, the holder’s tax basis in such common stock will be allocated between such common stock and the rights in proportion to the fair market values of each on the date of distribution.

•	Exercise of the Rights; Basis and Holding Period of the Common Stock. Holders of the rights will not recognize any gain or loss upon the exercise of the rights. The tax basis of the shares of our common stock acquired through the exercise of the rights will be equal to the sum of the subscription price for the rights and the holder’s tax basis in the rights, if any. The holding period for the shares acquired through the exercise of the rights will begin on the date that the rights are exercised.

•	Sale of Common Stock. The sale of common stock acquired through the exercise of the rights will result in the recognition of capital gain or loss to the holder in an amount equal to the difference between the amount realized and the holder’s tax basis in the common stock sold. The gain or loss will be long-term capital gain or loss if the common stock is held for more than one year.

•	Information Reporting and Backup Withholding. Information reporting may apply to a holder that is not a corporation (or other exempt recipient) to any dividend payments on common stock received upon the exercise of the rights and to payments on the proceeds of a sale of the common stock. A 30.5% (30% for payments made in 2002 and 2003, as currently scheduled) backup withholding tax may apply to these payments unless the holder provides a correct taxpayer identification number and otherwise complies with the backup withholding requirements.

PLAN OF DISTRIBUTION

        We are offering shares of our common stock directly to you pursuant to this rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this rights offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

        We will pay the fees and expenses of LaSalle Bank, as subscription agent, and MacKenzie Partners, as information agent, and also have agreed to indemnify the subscription agent and the information agent from any liability they may incur in connection with this rights offering.

        On or about      , 2001, we will distribute the rights and copies of this prospectus to the holder of record of our common stock on the record date. If you wish to exercise your rights and subscribe for shares of our common stock, you should follow the procedures described under “The Rights Offering—Procedures to Exercise Rights.” The subscription rights are non-transferable.

        Shares of our common stock received through the exercise of subscription rights will be traded on the over-the-counter market under the symbol “ISCO” as our currently outstanding shares of common stock now trade.

LEGAL MATTERS

        The validity of the issuance of the shares of our common stock offered by this prospectus will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania.

EXPERTS

        Our annual financial statements incorporated into this prospectus by reference to our annual report on Form 10-K/A for the fiscal year ended December 31, 2000 have been audited by Grant Thornton LLP, independent auditors, and at December 31, 1999, and for each of the two years in the period ended December 31, 1999, by Ernst & Young LLP, independent auditors, as set forth in their respective reports included therein and incorporated herein by reference. Such financial statements are incorporated by reference herein in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended and file reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information, including the registration statements and all of their exhibits, at the following SEC public reference rooms:

450 Fifth Street, N.W. Judiciary Plaza Room 1024 Washington, D.C. 20549	Citicorp Center 500 West Madison Street Suite 1400 Chicago, IL 60661

        You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement of which this prospectus forms a part and the documents incorporated by reference that are listed below, are also available from the SEC’s

Web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

        The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

        We incorporate by reference the following documents that we previously filed with the SEC pursuant to the Exchange Act and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

1.	Our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2000.

2.	Our Quarterly Reports on Form 10-Q for our quarters ended March 31, 2001, June 30, 2001 and September, 30, 2001.

3.	Our Definitive Proxy Materials filed May 22, 2001.

4.	Our Current Reports on Form 8-K filed on January 4, 2001, January 8, 2001, February 22, 2001, March 1, 2001, March 20, 2001, March 22, 2001, April 6, 2001, May 3, 2001, May 30, 2001, June 22, 2001, June 27, 2001, July 10, 2001, July 17, 2001, August 9, 2001, August 23, 2001, September 18, 2001, October 10, 2001 and November 7, 2001.

5.	The description of our common stock contained in our Registration Statement on Form 8-A, as amended, and any other amendments or reports for the purpose of updating that description.

        The documents incorporated by reference in this prospectus that are not delivered with this prospectus may be obtained from us without charge. You may obtain these documents incorporated by reference in this prospectus by telephoning us at (847) 391-9400 or writing us at the following address:

Corporate Secretary
ISCO International, Inc.
451 Kingston Court
Mt. Prospect, Illinois 60056

Our Web site is located at http://www.iscointl.com. Information contained in our Web site is not a part of this prospectus.

$20,000,000

Rights Offering of          Shares
of Common Stock at
$          per Share

PROSPECTUS

               , 2001

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

SEC Registration Fee		$5,000
Subscription Agent Fee		$10,000
Printing and Engraving Costs
Information Agent Fee		10,000
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous
Total	$

Item 15. Indemnification of Directors and Officers

        Article 9 of our Certificate of Incorporation provides that we shall indemnify our directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify our officers and employees to such extent, except that we shall not be obligated to indemnify any such person (1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (2) for any amounts paid in settlement of an action indemnified against by us without our prior written consent. We have entered into indemnity agreements with each of our directors and officers. These agreements may require us, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, as the case may be, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification and to obtain directors’ and officers’ liability insurance if available on reasonable terms.

        In addition, Article 8 of our Certificate of Incorporation provides that a director of ours shall not be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derives an improper personal benefit.

        Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

        We have obtained a directors’ and officers’ liability insurance policy which entitles us to be reimbursed for certain indemnity payments we are required or permitted to make to our directors and officers.

Item 16. List of Exhibits

        The exhibits filed as part of this registration statement are as follows:

Exhibit	Description

3.1	Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’ Registration Statement on Form S-3/A, filed with the Securities and Exchange Commission on August 13, 1998, Registration No. 333-56601.
3.2	By-Laws of the Company, incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Company’s Registration Statement on Form S-1, filed with the SEC on October 26, 1993, Registration No. 33-67756.
3.3	Certificate of Amendment of Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.3 to Amendment No. 3 to the Company’s Registration Statement on Form S-1, filed with the SEC on October 26, 1993, Registration No. 33-67756.
3.4	Certificate of Amendment of Certificate of Incorporation of the Company, incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3/A, filed with the SEC on July 1, 1999, Registration No. 333-77337.
3.5	Certificate of Amendment of Certificate of Incorporation of the Company filed July 18, 2000, incorporated by reference to the Company’s registration statement on Form S-8, filed with the SEC on August 7, 2000.
3.6	Rights Agreement dated as of February 9, 1996 between the Company and LaSalle National Trust, N.A., incorporated by reference to the Exhibit to the Company’s Registration Statement on Form 8-A, filed with the SEC on February 12, 1996.
3.7	Certificate of Amendment of Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on June 26, 2001, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 27, 2001.
4.1*	Form of Subscription Warrant to Subscribe for Shares of the Company’s common stock.*
5.1**	Opinion of Pepper Hamilton LLP regarding legality of securities being registered.
10.37	Promissory Note dated November 6, 2001 in favor of Alexander Finance, L.P. in the principal amount of $2,000,000, incorporated by reference to the Exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on November 7, 2001.
10.38	Promissory Note dated November 6, 2001 in favor of Elliott Associates, L.P. in the principal amount of $5,236,112, incorporated by reference to the Exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on November 7, 2001.
10.39	Promissory Note dated November 8, 2001 in favor of Alexander Finance, L.P. in the principal amount of $2,188,888, incorporated by reference to the Exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on November 7, 2001.
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of Ernst & Young LLP
23.3*	Consent of Pepper Hamilton LLP (included in its Opinion filed as Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included on signature page)
99.1**	Form of Subscription Agent Agreement between the Company and LaSalle Bank N.A.*
99.2**	Form of Information Agent Agreement between the Company and MacKenzie Partners, Inc.*
99.3*	Form of Instructions as to Use of Subscription Warrant.*
99.4*	Form of Notice of Guaranteed Delivery.*
99.5*	Form of Letter to Stockholders of Record.*
99.6*	Form of Letter from Brokers or Other Nominees to Beneficial Owners of common stock.*
99.7*	Form of Instructions by Beneficial Owners to Brokers or Other Nominees.*
99.8*	Form of Letter to Dealers and Other Nominees.*

*	Filed herewith
**	To be filed by amendment

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, ISCO International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mt. Prospect, Illinois on December 3, 2001.

ISCO International, Inc.

By: /s/ George M. Calhoun
George M. Calhoun Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities listed.

/s/ George M. Calhoun
George M. Calhoun	President, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	November 30, 2001

* Charles F. Willes	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

* Mark D. Brodsky	Director

* Howard S. Hoffmann	Director

* Daniel T. Spoor	Director

/s/ Norbert Lou
Norbert Lou	Director	December 4, 2001

/s/ Stuart Chase Van Wagenen
Stuart Chase Van Wagenen	Director	December 4, 2001

•	By: /s/ George M. Calhoun	dated November 30, 2001
        George M. Calhoun
        Attorney-in-Fact

Exhibit Index

EXHIBIT
NUMBER	DESCRIPTION

3.1	Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’ Registration Statement on Form S-3/A, filed with the Securities and Exchange Commission on August 13, 1998, Registration No. 333-56601.
3.2	By-Laws of the Company, incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Company’s Registration Statement on Form S-1, filed with the SEC on October 26, 1993, Registration No. 33-67756.
3.3	Certificate of Amendment of Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.3 to Amendment No. 3 to the Company’s Registration Statement on Form S-1, filed with the SEC on October 26, 1993, Registration No. 33-67756.
3.4	Certificate of Amendment of Certificate of Incorporation of the Company, incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3/A, filed with the SEC on July 1, 1999, Registration No. 333-77337.
3.5	Certificate of Amendment of Certificate of Incorporation of the Company filed July 18, 2000, incorporated by reference to the Company’s registration statement on Form S-8, filed with the SEC on August 7, 2000.
3.6	Rights Agreement dated as of February 9, 1996 between the Company and LaSalle National Trust, N.A., incorporated by reference to the Exhibit to the Company’s Registration Statement on Form 8-A, filed with the SEC on February 12, 1996.
3.7	Certificate of Amendment of Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on June 26, 2001, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 27, 2001.
4.1*	Form of Subscription Warrant to Subscribe for Shares of the Company’s common stock.*
5.1**	Opinion of Pepper Hamilton LLP regarding legality of securities being registered.
10.37	Promissory Note dated November 6, 2001 in favor of Alexander Finance, L.P. in the principal amount of $2,000,000, incorporated by reference to the Exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on November 7, 2001.
10.38	Promissory Note dated November 6, 2001 in favor of Elliott Associates, L.P. in the principal amount of $5,236,112, incorporated by reference to the Exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on November 7, 2001.
10.39	Promissory Note dated November 8, 2001 in favor of Alexander Finance, L.P. in the principal amount of $2,188,888, incorporated by reference to the Exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on November 7, 2001.
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of Ernst & Young LLP
23.3*	Consent of Pepper Hamilton LLP (included in its Opinion filed as Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included on signature page)
99.1**	Form of Subscription Agent Agreement between the Company and LaSalle Bank N.A.**
99.2**	Form of Information Agent Agreement between the Company and MacKenzie Partners, Inc.**
99.3*	Form of Instructions as to Use of Subscription Warrant.*
99.4*	Form of Notice of Guaranteed Delivery.*
99.5*	Form of Letter to Stockholders of Record.*
99.6*	Form of Letter from Brokers or Other Nominees to Beneficial Owners of common stock.*
99.7*	Form of Instructions by Beneficial Owners to Brokers or Other Nominees.*
99.8*	Form of Letter to Dealers and Other Nominees.*

*	Filed herewith
**	To be filed by amendment